Exhibit 99.1
Altra Holdings Inc. Announces Agreement to Acquire Bauer
Gearmotor Business
Acquisition of Leading Gearmotor Manufacturer Expands Altra’s Scale in Europe
and Enhances Geographic Presence
BRAINTREE, Mass., February 28, 2011 — Altra Holdings, Inc. (Nasdaq: AIMC), today announced that it has signed a definitive agreement to acquire substantially all of the assets of Danfoss Bauer GmbH (“Bauer”) relating to its gearmotor business for a cash consideration of 43.1 million Euro, subject to adjustments for working capital and other items, which are payable at closing. The finalization of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals, and is expected to take place during the second quarter of 2011. The acquisition is anticipated to be accretive to Altra Holdings’ earnings in 2011 excluding any one-time or acquisition related costs.
Bauer is a leading European manufacturer of high-quality gearmotors, offering engineered solutions to a variety of industries, including material handling, metals, food processing and energy. In addition to a strong presence in Germany, the company has a well-established sales network in 15 additional countries in Western and Eastern Europe, Russia, China, and the United States. A privately held company headquartered in Esslingen, Germany, Bauer generated approximately 73.4 million Euro in revenue for 2010.
“This agreement is an exciting and important milestone for Altra,” said Carl Christenson, Altra’s president and CEO. “The acquisition of Bauer meets all of our acquisition criteria and we are looking forward to Bauer becoming an important part of Altra. The Bauer brand is very well regarded, the products are a terrific extension to our line and the geographic strengths of Bauer and Altra will provide synergistic top-line opportunities. In addition, the Bauer management team is very strong with a solid top and bottom line growth strategy that dovetails very nicely with Altra’s strategy. We are particularly excited about Bauer’s European and emerging market presence and Altra’s ability to provide Bauer with additional access to the North American market.” Nis Storgaard, Danfoss Chief Development Officer added “We are happy that we have found a new owner that will support Bauer and its employees to further develop and grow the business.”
Additional information relative to the Bauer acquisition will be available during Altra’s Fourth Quarter 2010 Investor Conference Call scheduled for Monday, February 28, 2011 at 5:00 p.m. ET. The public is invited to listen to the conference call by dialing 877-407-8293 domestically or 201-689-8349 for international access and asking to participate in the ALTRA conference call.
About Altra Holdings, Inc.
Altra Holdings, Inc., through its subsidiaries, is a leading global designer, producer and marketer of a wide range of electromechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries. Altra’s leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Wichita Clutch, Ameridrives Couplings, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco-Dynatork and Warner Linear.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Altra makes the statements. Forward-looking statements involve inherent risks and uncertainties and Altra cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include, but are not limited to, the anticipated timing of the transaction, the completion of the transaction on the terms proposed, the potential impact the acquisition will have on Altra including Altra’s earnings. The forward-looking statements are based on assumptions regarding the timing of receipt of the necessary approvals, the time necessary to satisfy the conditions to the closing of the transaction, and management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.
Factors that could cause actual results to differ materially from those described in this press release include, among others: (1) receipt of regulatory approvals without unexpected delays or conditions; (2) changes in expectations as to the closing of the transaction; (3) expected synergies and cost savings are not achieved or achieved at a slower pace than expected; (4) integration problems, delays or other related costs; (5) retention of customers and suppliers; and (6) unanticipated changes in laws, regulations, or other industry standards affecting the companies.
The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Altra’s Annual Report on Form 10-K for the years ending December 31, 2009 and December 31, 2010 and subsequent Reports on Form 10-Q and Form 8-K, and Altra’s other securities filings. Except as required by law, Altra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
AIMC-E
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Contact:	Altra Holdings, Inc. Christian Storch, Chief Financial Officer (781) 917-0541 christian.storch@altramotion.com